Exhibit 99.1
Tamar-1 Drilling Advances to the Logging Stage
Tel Aviv, January 12, 2009. Delek Group (TASE: DLEKG) (hereinafter: “the Company”) reported that its subsidiary Delek Energy Ltd. (held 88.87%) published a immediate report yesterday January 11 2009 that according to Noble Energy Mediterranean, the operator of the Tamar-1’ drilling operation, has informed the partners of the Joint Venture (that includes Company subsidiaries Delek Drilling L.P. and Avner Oil Exploration L.P.) that the Tamar-1 well (hereinafter: “well”) has reached a depth of 4,900 meters and that the preparation for logging is underway.
An initial analysis of the information gathered while drilling the well, indicates that the intersected layers include natural gas bearing sands.
It shall be noted that at this stage, all information is based on initial indications only, and, as of yet, no determination can be made regarding whether the drilling has resulted in the discovery of a natural gas reservoir and/or the extent of the reservoir, and/or its commercial viability.
Upon completion of the logging stage, conduction of which is expected to last a number of days, a notice will be issued containing the initial results of such logs, and the Joint Venture partner’s decision regarding whether to proceed with production tests.
It shall be noted that the interest in the well are held as follows:

Nobel Energy Mediterranean	36.00%
Isramco Negev 2, Limited Partnership	28.75%
Delek Drilling, Limited Partnership	15.625%
Avner Oil Exploration, Limited Partnership	15.625%
Dor Gas Exploration, Limited Partnership	4.00%
THIS IS A SUMMARY OF THE HEBREW ANNOUNCEMENT ISSUED TO THE TEL AVIV STOCK EXCHANGE ON JANUARY 11, 2009.
About The Delek Group
The Delek Group is one of the leading and most prominent and dynamic investment groups in Israel.
The Delek Group is diversified into the following three major subsidiaries:
•	Delek Petroleum, with its two subsidiaries: Delek Israel, a gasoline and lubricants distributor in Israel, and Delek USA (NYSE:DK), which operates gas stations and convenience stores and an oil refinery in Southern United States.

•	Delek Investments and Properties, a holding company with subsidiaries in the energy, infrastructure, automotive, finance and media sectors.

•	Delek Real Estate, through its subsidiaries Dankner and Delek Belron Investments, owns and manages prime global real-estate investments.